Exhibit 99.5

August 16, 2012

PERSONAL AND CONFIDENTIAL

New Vernon Aegir Master Fund Ltd.

Trent Stedman

Thomas Patrick

c/o Trent Stedman

799 Central Avenue

Suite 350

Highland Park, IL 60035

Lake Union Capital Fund, L.P.

c/o Michael Self

601 Union Street

Suite 4616

Seattle, WA 98101

Columbia Pacific Opportunity Fund, L.P.

c/o Alexander Washburn

1910 Fairview Avenue

Suite 500

Seattle, WA 98102

Gentlemen:

This letter agreement (together with its Attachments, the “Agreement”) is to confirm our understanding of the basis upon which Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is being engaged to act as exclusive financial advisor for New Vernon Aegir Master Fund Ltd., Trent Stedman, Thomas Patrick, Lake Union Capital Fund, L.P. and Columbia Pacific Opportunity Fund, L.P. (together with any of their respective present and future subsidiaries and affiliates, the “Shareholder Group”), in seeking, arranging, negotiating and generally advising with respect the placement or sale, in one or a series of transactions, of all or a portion of the American Depository Shares, representing Ordinary Shares (the “ADS Shares”), of ChinaEDU Corporation (the “Company”) beneficially owned by the Shareholder Group (“the Share Sale” and each such separate transaction, a “Share Sale”). The parties hereto understand that, as a potential consequence of this engagement, Stifel Nicolaus may identify buyers interested in acquiring all or a majority of the Company’s outstanding equity securities (a “Control Transaction”), and that Stifel Nicolaus may be engaged by a prospective buyer or the Company in connection with a Control Transaction. The parties hereto further understand that the Shareholder Group may seek to facilitate such an engagement. The parties agree that such an engagement will not constitute a conflict of interest between the parties hereto, and will result in the immediate termination of this Agreement.

I. Services of Stifel Nicolaus

A.                Stifel Nicolaus will endeavor to obtain one or more commitments for the Share Sale (individually a “Commitment” and collectively the “Commitments”) from one or more financial institutions or other sources, which institutions or other sources are not, in connection with a Commitment, represented by or otherwise obligated to compensate Stifel Nicolaus (the “Investors”). The major terms of the Share Sale which Stifel Nicolaus will seek to obtain will be deemed acceptable to the Shareholder Group as evidenced by written acceptance signed by each member of the Shareholder Group. During the term of the Agreement, in connection with a Share Sale, Stifel Nicolaus may perform or cause one or more of its affiliates to perform, and the Shareholder Group hereby grants Stifel Nicolaus and its affiliates the exclusive right and authority to perform, the following services:

1. Assist the Shareholder Group in the preparation of materials (collectively, the “Documents”) that include select business and financial information about the Company, a description of the proposed Share Sale with proposed terms and conditions, and other relevant information as Investors may request.

2. Contact and seek to elicit interest from one or more Investors to participate in the Share Sale.

3. Coordinate inquiries from and assist in the preparation of additional Documents providing such information and analyses as may be requested by Investors.

4. Advise the Shareholder Group as to the procedures to obtain a favorable Share Sale, and assist the Shareholder Group in evaluating and negotiating the terms and conditions of any Commitment.

5. Assist the Shareholder Group in closing the Share Sale after a Commitment is procured.

II. Representations, Warranties, Terms and Conditions

The Shareholder Group hereby represents and warrants to, and agrees with, Stifel Nicolaus as follows:

A. This Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of each member of the Shareholder Group and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on any member of the Shareholder Group. The Shareholder Group further represents and warrants that each member of the Shareholder Group is in all respects qualified and authorized to accept the Commitments being arranged by Stifel Nicolaus.

B. Stifel Nicolaus’ services in obtaining a Share Sale are fully performed at the time the Shareholder Group accepts in writing a Commitment and the Share Sale closes (or at the time the Shareholder Group fails to close, defaults on or abandons the Commitment as further described in Attachment B, Sec. A.

C. Stifel Nicolaus is hereby granted the sole and exclusive right and authority to locate sources for a Share Sale and to obtain Commitments during the term of this Agreement. If any member of the Shareholder Group accepts or otherwise enters into any Commitment during the term of this Agreement or within the 12 month period commencing upon the expiration or termination of this Agreement with any Investor (or affiliate of such Investor) introduced to the Shareholder Group by Stifel Nicolaus, and such member of the Shareholder Group closes the Share Sale under such Commitment (although such closing may occur subsequent to the expiration of this Agreement), the Shareholder Group expressly agrees that Stifel Nicolaus’ services have been fully performed as outlined herein, and the Shareholder Group shall pay Stifel Nicolaus compensation as outlined herein. In order that the Shareholder Group and Stifel Nicolaus can best coordinate efforts to obtain a Commitment satisfactory to the Shareholder Group, the Shareholder Group agrees that it will not initiate or engage in any discussions relating to a Share Sale during the term of this Agreement except through Stifel Nicolaus.

D. The Shareholder Group will furnish Stifel Nicolaus with all information and material concerning the Company, the Shareholder Group and the Share Sale in connection with the performance of Stifel Nicolaus’s obligations hereunder. The Shareholder Group represents and warrants that all information regarding the Shareholder Group made available to Stifel Nicolaus by the Shareholder Group or contained in the Documents will, at all times during the period of the engagement of Stifel Nicolaus hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Shareholder Group acknowledges and agrees that in rendering its services hereunder, Stifel Nicolaus will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to Stifel Nicolaus by the Shareholder Group and on publicly available information, and Stifel Nicolaus will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information, and that Stifel Nicolaus will not undertake to make an independent appraisal of any of the assets of the Company. The Shareholder Group understands that in rendering services hereunder Stifel Nicolaus does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company and the Shareholder Group and other advisors to the Company and the Shareholder Group as to accounting, legal, tax and other matters relating to the Share Sale or any other transaction contemplated by this Agreement.

E. In connection with engagements of the nature covered by this Agreement, it is Stifel Nicolaus’ practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Shareholder Group agrees to the provisions contained in Attachment A, which provisions are expressly incorporated by reference herein.

F. Each member of the Shareholder Group represents and warrants that: (a) it has good and valid title to its ADS Shares, free and clear of all liens, encumbrances or claims; and (b) its ADS Shares have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and its ADS Shares are freely transferable without restriction.

III. Compensation/Payment for Services Performed

In consideration for Stifel Nicolaus’ services hereunder, the Shareholder Group shall compensate Stifel Nicolaus as described in Attachment B hereto.

IV. Miscellaneous

A. The term of this engagement will continue until December 31, 2012 unless earlier terminated by either Stifel Nicolaus or the Shareholder Group at any time by giving the other party at least 30 days’ prior written notice. Notwithstanding the foregoing, Stifel Nicolaus may immediately terminate this Agreement at any time if (i) it reasonably determines that results from its due diligence review of the Company’s business, management and future prospects are unsatisfactory or (ii) its Private Placement Committee does not approve proceeding with this transaction; provided that if Stifel Nicolaus terminates this Agreement pursuant to either subsection (i) or (ii) above, then Stifel Nicolaus shall refund the Initial Fee to the Shareholder Group. The last three sentences of the initial paragraph of this Agreement and the provisions of Sections II(C), II(D), II(E) and Attachment A, II (F), IV(C), IV(D), IV(E), IV(F), IV(G), and Attachment B Sections (A), (B), and (C) hereof shall survive any expiration or termination of this Agreement, except that Section II(C) and Attachment B Sections (A), (B) (other than with respect to expenses incurred prior to the date of termination), and (C) shall not survive in the event that Stifel Nicolaus terminates pursuant to this Section IV(A).

B. Stifel Nicolaus is being retained to serve as financial advisor solely to the Shareholder Group, and it is agreed that the engagement of Stifel Nicolaus is not, and shall not be deemed to be, on behalf of, and is not intended to, and will not, confer rights or benefits upon any other shareholder or creditor of the Company or upon any other person or entity. No one other than the Shareholder Group is authorized to rely upon this engagement of Stifel Nicolaus or any statements, conduct or advice of Stifel Nicolaus, and no one other than the Shareholder Group is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Stifel Nicolaus in connection with this engagement are intended solely for the benefit and use of the Shareholder Group and will be treated by the Shareholder Group as confidential, and no opinion, advice or other assistance of Stifel Nicolaus shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Stifel Nicolaus (or to such opinions, advice or other assistance) be made without the express prior written consent of Stifel Nicolaus.

C. The Shareholder Group agrees that, following the closing or consummation of a Share Sale, Stifel Nicolaus has the right to place an announcement on its website and/or advertisements in financial and other newspapers and journals at its own expense, describing its services to the Shareholder Group and a general description of the Share Sale. Any reference to the Shareholder Group or any member thereof in such announcement and/or advertisement is subject to the written approval of the Shareholder Group or the member, respectively, which approval shall not be unreasonably withheld or delayed. In addition, the Shareholder Group agrees to include in any press release or public announcement announcing a Share Sale a reference to Stifel Nicolaus’ role as exclusive financial advisor to the Shareholder Group with respect to such Share Sale , provided that the Shareholder Group will submit a copy of any such press release or public announcement to Stifel Nicolaus for its prior approval, which approval shall not be unreasonably withheld or delayed.

D. The Shareholder Group represents and warrants that there are no brokers, representatives or other persons that have an interest in any compensation due to Stifel Nicolaus from any transaction contemplated herein. The Shareholder Group acknowledges and agrees that Stifel Nicolaus is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Shareholder Group and the Company, Stifel Nicolaus and its affiliates from time-to-time may effect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of this engagement or any transaction contemplated hereby. Stifel Nicolaus will not accept any fee or engagement to represent, advise, or provide services to any party in connection with that party’s purchase or prospective purchase of the ADS Shares. Stifel Nicolaus may be engaged subsequent to completion of all Share Sales pursuant to this Agreement by the potential purchaser(s) of the Shareholder Group’s ADS Shares in the Company as such purchaser(s)’s financial advisor or investment banker in connection with the potential acquisition of the Company or its assets, businesses or securities, which the Shareholder Group acknowledges shall not constitute a conflict of interest.

E. The terms and provisions of this Agreement are solely for the benefit of the Shareholder Group and Stifel Nicolaus and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this Agreement. The Shareholder Group and Stifel Nicolaus acknowledge and agree that Stifel Nicolaus is acting as an independent contractor, and is not a fiduciary of, nor will its engagement hereunder give rise to fiduciary duties to, the Company, the Shareholder Group or the Company’s other shareholders. Stifel Nicolaus further acknowledges and agrees that any representation, warranty, covenant or agreement in connection with an individual member of the Shareholder Group (including Attachment A hereto) is made by that individual member only, and Stifel Nicolaus may pursue any claims, rights or actions relating thereto against that member only. Stifel Nicolaus further acknowledges that, with respect to any claims, rights, or actions it may pursue relating to any representations, warranties, covenants, and agreements made by the Shareholder Group collectively, each member of the Shareholder Group’s liability is limited to that percentage of the total liability that equals the member’s percentage ownership of the ADS Shares owned by the Shareholder Group at the time the conduct giving rise to the liability occurred. This Agreement represents the entire understanding among the Shareholder Group and Stifel Nicolaus with respect to the Share Sales, Sale of the Company and Stifel Nicolaus’ engagement hereunder, and all prior discussions are merged herein. This Agreement may be executed in two or more counterparts (including fax or electronic counterparts), all of which together will be considered a single instrument. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS, AND MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO.

F. It is understood that Stifel Nicolaus’ obligation under this Agreement is to use its commercially reasonable efforts throughout the period for which it acts as the Shareholder Group’s exclusive agent as described herein. Stifel Nicolaus’ engagement is not intended to provide the Shareholder Group or any other person or entity with any assurances that any Share Sale, Sale of the Company or other transaction will be consummated, and in no event will Stifel Nicolaus be obligated to purchase ADS Shares or any other securities for its own account or the accounts of its customers.

G. The parties hereby submit to the jurisdiction of and venue in the federal courts located in the City of New York, New York in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby. If for any reason jurisdiction and/or venue is unavailable in such federal courts, then the parties hereby submit to the jurisdiction of and venue in the state courts located in such city in connection with any such dispute or matter. In addition, the parties hereby waive any right to a trial by jury with respect to any such dispute or matter.

If the foregoing correctly sets forth the entire understanding and agreement among Stifel Nicolaus and the Shareholder Group, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By: /s/ Meredith Ruble

Meredith Ruble

Managing Director

AGREED:

New Vernon Aegir Master Fund Ltd.

By: New Vernon Partners LLC

/s/ Trent Stedman

Trent Stedman

Trent Stedman

/s/ Trent Stedman

Trent Stedman

Thomas Patrick

/s/ Trent Stedman

Name: Trent Stedman, Authorized Signatory for Thomas Patrick

Lake Union Capital Fund, LP

By: Lake Union Capital Management, LLC

/s/ Michael Self

Name: Michael Self

Title: General Partner

Columbia Pacific Opportunity Fund, L.P.

By: Columbia Pacific Advisors, LLC

/s/ Alexander B. Washburn

Name: Alexander B. Washburn

Title: Managing Member of Columbia Pacific Advisors, LLC